Exhibit 10.1
D.R. Horton
Deferred Compensation Plan
Amended and Restated Effective January 1, 2005

i

D.R. Horton
Deferred Compensation Plan
ARTICLE 1
ESTABLISHMENT AND PURPOSE
1.1 Establishment. D.R. Horton, Inc., a Delaware corporation (the “Company”), established the D.R. Horton, Inc. Supplemental Executive Retirement Plan No. 1 (the “Supplemental Plan”), an unfunded deferred compensation plan for a select group of management or highly compensated employees, effective as of November 15, 1993. Effective as of July 1, 2000, Schuler Homes, Inc. established the Schuler Homes, Inc. Deferred Compensation Plan for Directors and Key Employees (the “Schuler Plan”), which also is an unfunded deferred compensation plan maintained primarily for the purpose of providing deferred compensation to members of the Board of Directors and a select group of management or highly compensated employees.
Effective February 21, 2002, Schuler Homes, Inc. merged with and into the Company, and the Company became the sponsor of the Schuler Plan. For sake of efficiency, the Company wishes to consolidate and restate the Schuler Plan and the Supplemental Plan into one uniform plan of benefits for the participants of such plans and to provide a select group of management or highly compensated employees and nonemployee directors who are selected to participate the opportunity to defer compensation on a pre-tax basis.
The Company established this deferred compensation plan, known as the “D.R. Horton Deferred Compensation Plan” (the “Plan”), effective June 15, 2002, for a select group of employees and directors, which is the successor to and supersedes the Supplemental Plan and the Schuler Plan. In particular, the Schuler Plan was merged with and into the Supplemental Plan, with the Supplemental Plan being the Surviving Plan, which changed its name to the Plan, all effective as of June 15, 2002. Except as expressly provided herein, all amounts deferred under the Supplemental Plan or the Schuler Plan shall be payable under the terms of the Plan as of the effective date.
The Plan hereby is amended and restated, effective January 1, 2005, and is intended as good faith compliance with the American Jobs Creation Act of 2004 with respect to amounts earned or that become vested on and after January 1, 2005.
The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of sections 201, 301, and 401 of ERISA, and therefore exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. The Plan is intended to constitute a “nonqualified deferred compensation plan” for purposes of Code section 3121(v)(2) as well as 4 U.S.C. section 114.
1.2 Purpose. The primary purpose of the Plan is to provide a select group of management and members of the Board of Directors with a capital accumulation opportunity by deferring compensation on a pre-tax basis. The Plan also provides the Company with a method of rewarding and retaining its highly compensated executives and directors.

ARTICLE 2
DEFINITIONS
Whenever used herein, the following terms shall have the meanings set forth below, and, when the defined meaning is intended, the term is capitalized:
(a)	“Affiliate” means any business entity 80% or more owned or controlled by the Company.
(b)	“Board” or “Board of Directors” means the Board of Directors of the Company.
(c)	“Change in Control” means the occurrence of any of the following events:
(i)	A merger, consolidation or reorganization of the Company into or with another corporation or other legal person if the stockholders of the Company, immediately before such merger, consolidation or reorganization, do not, immediately following such merger, consolidation or reorganization, then own directly or indirectly, more than 50% of the combined voting power of the then-outstanding voting securities of the corporation or other legal person resulting from such merger, consolidation or reorganization in substantially the same proportion as their ownership of Voting Securities (as hereinafter defined) immediately prior to such merger, consolidation or reorganization;
(ii)	The Company sells all or substantially all of its assets to another corporation or other legal person, or there is a complete liquidation or dissolution of the Company;
(iii)	There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20% or more of the combined voting power of the then-outstanding voting securities of the Company (“Voting Securities”) (computed in accordance with the standards for the computation of total percentage ownership for the purposes of Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report)); or

(iv)	The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has occurred or will occur in the future pursuant to any then-existing contract or transaction.
Notwithstanding the provisions set forth in (iii) or (iv) above, a “Change in Control” shall not be deemed to have occurred for purposes of this Plan solely because (i) the Company, (ii) any Affiliate, or (iii) any employee stock ownership plan or any other employee benefit plan of the Company or any Affiliate either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial ownership by it of Voting Securities, whether in excess of 20% or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership. For purposes of calculating beneficial ownership pursuant to this subsection, any Voting Securities held by Donald R. Horton as of the date hereof or received by Donald R. Horton in connection with any merger involving the Company and any affiliate of the Company shall not be included in the calculation of beneficial ownership.

(d)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.
(e)	“Committee” means a committee of three (3) or more persons appointed by the Board to administer the Plan pursuant to Article 3.
(f)	“Company” means D.R. Horton, Inc., a Delaware corporation.
(g)	“Compensation” means an Employee’s Salary, Incentive Compensation, Director’s Compensation, and other compensation paid by the Employer for the Plan Year.
(h)	“Deferral Account” means the accounting entry made with respect to each Participant for the purpose of maintaining a record of each Participant’s benefit under the Plan.
(i)	“Director’s Compensation” means such amounts payable to an Employee for the Plan Year for the Employee’s service on the Board for the Plan Year including, without limitation, annual retainer and meeting fees.
(j)	“Disability” means, with respect to amounts that were both earned and vested as of December 31, 2004, and any earnings attributable thereto, a condition which meets the definition of a disability as contained in the Company’s long-term disability plan (as determined by the Committee in its sole discretion). “Disability” means, with respect to amounts that are earned and/or become vested on or after January 1, 2005, and any earnings attributable thereto, a condition under which a Participant either (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer.

(k)	“Eligible Employee” means an Employee who is eligible to participate in the Plan pursuant to Section 4.1.
(l)	“Employee” means any person either (i) employed by the Employer whose wages are subject to withholding for purposes of the Federal Insurance Contribution Act, or (ii) serving as a member of the Board of Directors.
(m)	“Employee Contributions” means those contributions credited to a Participant’s Deferral Account in accordance with the Participant’s deferral election pursuant to Section 5.1.
(n)	“Employer” means the Company and each Affiliate of the Company.
(o)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
(p)	“Incentive Compensation” means such bonuses and other non periodic amounts (not including equity compensation) payable to an Employee in addition to his Salary and/or Director’s Compensation for services rendered during the Plan Year, which may be paid to the Employee in the following Plan Year as determined by the Employer in accordance with its general policies and procedures and its sole discretion. Whether a payment qualifies as “Incentive Compensation” shall be determined by the Company in its sole discretion.
(q)	“Installment Eligibility Age” means the attainment of age 50 and 10 years of service with the Employer (including service with any predecessor employers designated by the Company as such). This age and service requirement is applicable only to eligibility to receive installment payments or delay distributions until age 62 hereunder and shall not apply to, or affect or be considered in interpreting, any other compensation, benefit, or plan of the Company.
(r)	“Participant” means an Eligible Employee who is participating in the Plan pursuant to Section 4.2 or an Employee who participated in the Supplemental Plan or the Schuler Plan whose compensation deferrals under those plans have been credited to a Deferral Account under the Plan.
(s)	“Plan” means the D.R. Horton Deferred Compensation Plan, as set forth herein, and as it may be amended from time to time.

(t)	“Plan Year” means January 1 to December 31 of each calendar year. The first Plan Year was a short plan year that began on June 15, 2002, and ended on December 31, 2002.
(u)	“Salary” means the base annual compensation payable to an Employee by the Employer for services rendered during a Plan Year, before reduction for amounts deferred pursuant to the Plan or to the D.R. Horton, Inc. Profit Sharing Plus Plan, or any other deferred compensation, 401(k), or cafeteria plan, which is payable in cash to the Employee for services to be rendered during the Plan Year; provided that “Salary” shall exclude (i) Incentive Compensation, and (ii) Director’s Compensation that may be paid by the Employer to an Employee with respect to the Plan Year.
(v)	“Schuler Plan” means the Schuler Homes, Inc. Deferred Compensation Plan for Directors and Key Employees.
(w)	“Supplemental Plan” means the D.R. Horton, Inc. Supplemental Executive Retirement Plan No. 1.
ARTICLE 3
ADMINISTRATION
3.1 Authority of the Committee. The Board shall appoint a Committee of three (3) or more persons to administer the Plan. The members of the Committee shall be appointed by and shall serve at the discretion of the Board.
Subject to the provisions herein, the Committee shall have full power and discretion to select Employees for participation in the Plan; to determine the terms and conditions of each Employee’s participation in the Plan; to construe and interpret the Plan and any agreement or instrument entered into under the Plan; to establish, amend, or waive rules and regulations for the Plan’s administration; to amend (subject to the provisions of Articles 9 and 12 herein) the terms and conditions of the Plan and any agreement entered into under the Plan; and to make other determinations which may be necessary or advisable for the administration of the Plan.
3.2 Decisions Binding. Subject to Section 3.4(b), all determinations and decisions of the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, conclusive, and binding on all parties and shall be given the maximum possible deference allowed by law.
3.3 Claim Procedures. If a request for Plan benefits is denied in whole or in part, the Participant or his beneficiary (“claimant”) will be notified in writing within 90 days after receipt of the claim. In some instances, the Committee may require an additional 90 days to consider the claim. When additional time is needed, the claimant will be notified of the special circumstances requiring the extension. The extension may not exceed a total of 180 days from the date the claim was originally filed.
If additional information is necessary to process the claim, the claimant will be notified of the items needed in order to consider the claim.

If a claimant’s initial request for benefits is denied, the notice of the denial will include the specific reasons for denial and references to the relevant Plan provisions on which the denial was based, a description of any additional material or information necessary to perfect the claim and an explanation of why such information is necessary, if applicable, and a description of the Plan’s review procedures and the time limits applicable thereto, including a statement of the claimant’s rights under Section 502(a) of ERISA.
Within 60 days after receiving a denial, the claimant or his authorized representative may appeal the decision by requesting a review by writing the Committee. On appeal, the claimant may submit in writing any comments or issues with respect to the claim and/or any additional documents or information not considered during the initial review and, upon request, the claimant may review all documents pertinent to the claim.
A decision on appeal will normally be given within 60 days of the receipt of the appeals request. If special circumstances warrant an extension, then the decision will be made no later than 120 days after receipt of the appeal. Subject to Section 3.4, the Committee’s decision on appeal shall be final and binding on all parties.
If a claimant’s appeal is denied in whole or in part, the notice of the decision on appeal shall include the specific reasons for the denial and reference to the relevant Plan provisions on which the denial was based, a statement that, upon request and free of charge, the claimant may review and copy all documents relevant to the claim for benefits, a statement describing the Plan’s binding arbitration procedures (or, on or after a Change in Control, other contest procedures) and the claimant’s rights under Section 502(a) of ERISA.
3.4 Arbitration. (a) Pre Change in Control. The following provisions shall apply before a Change in Control. Any individual making a claim for benefits under this Plan may contest the Committee’s decision to deny such claim or appeal therefrom only by submitting the matter to binding arbitration before a single arbitrator. Any arbitration shall be held in Fort Worth, Texas, unless otherwise agreed to by the Committee. The arbitration shall be conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association.
The arbitrator’s authority shall be limited to the affirmation or reversal of the Committee’s denial of the claim or appeal, based solely on whether or not the Committee’s decision was arbitrary or capricious, and the arbitrator shall have no power to alter, add to, or subtract from any provision of this Plan. Except as otherwise required by ERISA, the arbitrator’s decision shall be final and binding on all parties, if warranted on the record and reasonably based on applicable law and the provisions of this Plan. The arbitrator shall have no power to award any punitive, exemplary, consequential or special damages, and under no circumstances shall an award contain any amount that in any way reflects any of such types of damages. Each party shall bear its own attorney’s fees and costs of arbitration. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
(b) Post Change in Control. On and after a Change in Control, the Committee’s decisions shall be given no special deference, but rather shall be reviewed de novo, and a claimant may contest any Committee decision through arbitration or litigation, at the forum and the venue of his or her choice. The Company shall be liable for all Court or arbitration costs and legal fees if the claimant is the prevailing party.

3.5 Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Employer against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party, or in which he or she may be involved by reason of any action taken or failure to act under the Plan, and against and from any and all amounts paid by him in settlement thereof, with the Employer’s approval, or paid by him in satisfaction of any judgment in any such action, suit or proceeding against him, provided he or she shall give the Employer an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his own behalf.
The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Employer’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Employer may have to indemnify them or hold them harmless.
ARTICLE 4
ELIGIBILITY AND PARTICIPATION
4.1 Eligibility. The Committee shall determine, in its sole and absolute discretion, which such Employees shall be eligible to participate from time to time, and may modify such determinations at any time, provided that at all times the Plan shall continue to qualify as an unfunded plan maintained primarily to provide deferred compensation benefits to a select group of management or highly compensated employees, within the meaning of sections 201, 301, and 401 of ERISA. To be eligible for selection by the Committee, an Employee must either (i) be a Director serving on the Board, or (ii) have total Compensation for the Plan Year scheduled to be at least $100,000 (or, if greater, the highly compensated employee threshold under Code section 414(q)). In addition, to be eligible to participate herein, a former Schuler Plan participant must consent to the transfer of assets held in the Trust informally funding the Schuler Plan (with First Hawaiian Bank as Trustee) being transferred to the Grantor Trust informally funding this Plan, and must consent to the distribution rules provided for herein with respect to amounts formerly credited to the Schuler Plan.
4.2 Participation. Each Eligible Employee shall become a Participant in the Plan upon his deferral of Compensation hereunder, pursuant to Article 5.
In the event a Participant ceases to be eligible to participate in the Plan, such Participant shall become an inactive Participant, retaining all the rights described under the Plan, except the right to make any further deferrals, until such time that the Participant again becomes an active Participant.

4.3 Partial Year Eligibility. Eligibility only begins on the first day of the first Plan Year subsequent to meeting the eligibility requirements to participate in the Plan. No partial year participation is permitted for an Employee that first becomes eligible to participate in the Plan after the beginning of the Plan Year.
4.4 Notice. The Company shall notify an Employee within a reasonable time of such Employee’s gaining or losing eligibility for active participation in the Plan.
ARTICLE 5
CONTRIBUTIONS TO DEFERRAL ACCOUNTS
5.1 Compensation Deferrals. Subject to Sections 5.2 and 5.3, an Eligible Employee may elect to defer and have credited to his Deferral Account for any Plan Year (i) up to one hundred percent (100%) of his Incentive Compensation and/or Director’s Compensation, and (ii) up to ninety percent (90%) of his Salary; provided, however, that the amount of deferrals selected by the Participant shall not reduce his non-deferred Compensation below the amount that is required to withhold for any state or federal payroll taxes (including FICA/Medicare tax on deferred amounts), income tax, payments to be withheld pursuant to the D.R. Horton Profit Sharing Plus Plan or any other benefit plan of the Employer (other than this Plan), and any other required or elected withholding. The minimum amount of Compensation that may be deferred in any Plan Year is five thousand dollars ($5,000) (or two thousand five hundred dollars ($2,500) in the case of the first (short) Plan Year).
5.2 Deferral Election. Eligible Employees and Participants shall make their elections to defer all or a portion of their Compensation for a Plan Year no later than December 31 prior to the beginning of the Plan Year in which the Salary, Incentive Compensation, and/or Director’s Compensation is to be earned, or not later than thirty (30) calendar days following notification of eligibility to participate for a partial Plan Year (with respect to Compensation not yet earned), such periods being referred to as “enrollment periods.” Notwithstanding the foregoing, any deferral election a Participant made under the Supplemental Plan or the Schuler Plan shall be null and void effective as of June 15, 2002.
This Section 5.2 shall apply equally to Incentive Compensation and to other types of Compensation, notwithstanding that Incentive Compensation is earned based on the Company’s fiscal year (October 1 to September 30) and paid quarterly. For example, an election made during the enrollment period for the 2005 Plan Year (i.e., prior to December 31, 2004) shall serve to defer Incentive Compensation earned in the final three quarters of FY05 (i.e., January 1 through September 30, 2005) and the first quarter of FY06 (i.e., October 1 through December 31, 2005), these four quarters together corresponding to the 2005 calendar year Plan Year.
5.3 Length of Deferral and Modification of Elections. All deferral elections shall be made in the form specified by the Committee, and shall be irrevocable for the Plan Year in which they are in effect. Once made, a Participant’s deferral election shall remain in effect for all subsequent Plan Years for which the Participant is an Eligible Employee unless and until the Participant increases, decreases, or terminates such election with respect to a future Plan Year. Deferral election changes must be submitted to the Employer no later than December 31 prior to the beginning of the Plan Year for which the change is to be effective.

During the enrollment period Participants shall elect (i) the percentage or flat dollar amount of each eligible component of Compensation to be deferred; (ii) the deemed investment elections of the amounts to be deferred, in accordance with Section 7.2; (iii) the Participant’s distribution preference under either Section 6.2 (scheduled in-service distribution) or Section 6.3 (distribution following termination of employment or Board service); and (iv) a Beneficiary designation. Each of the Participant’s elections or choices described above must be received by (or must be on file with) the Company no later than December 31 prior to the beginning of the applicable Plan Year.
5.4 Revocation of 2005 Deferral Elections. Notwithstanding anything herein to the contrary, with respect to deferral elections for the Plan Year ending on December 31, 2005 (the “2005 Deferral Election”), Participants shall have the one-time opportunity to elect, prior to December 31, 2005, to cancel their 2005 Deferral Election and receive a lump-sum payment of all amounts that would have otherwise been deferred under the Plan pursuant to their 2005 Deferral Election, increased or reduced by earnings or losses credited with respect thereto through the date of distribution. Any distributions that result from the cancellation of a 2005 Deferral Election shall be paid to the applicable Participant in a lump sum no later than December 31, 2005 or such later date on which the Participant first obtains a legally binding right to receive such amounts. Any amounts that become payable to a Participant pursuant to the cancellation of his or her 2005 Deferral Election shall be included in the taxable income of the Participant for the calendar year ending December 31, 2005 or such later year when such amounts become earned and vested (within the meaning of Section 409A of the Code).
ARTICLE 6
DISTRIBUTIONS
6.1 Distribution Elections. In respect of amounts earned or vested on or after January 1, 2005, each Participant shall make a distribution election (A) on or before December 31, 2008 (with respect to amounts earned prior to January 1, 2009); or (B) within the time period specified in Sections 5.2 and 5.3 (with respect to amounts earned on or after January 1, 2009), in each case choosing either (i) scheduled in-service distributions pursuant to Section 6.2, or (ii) distributions after termination of employment or Board service pursuant to Section 6.3. Participants also can elect, pursuant to Section 6.3(e), to delay distributions to the later of termination of employment or Board service or age 62. Distribution elections shall be made in the manner specified by the Committee. If no valid and timely distribution election is made to select either scheduled in-service distributions or else distributions after termination of employment or Board service (or age 62) in accordance with this Section 6.1, the Participant’s Deferral Account will be distributed in the form of a lump sum payment following termination of employment or Board Service, subject to the rules of Section 6.3(d).
In respect of any amount earned or vested on or after January 1, 2005, a Participant may, no later than December 31, 2008, make a new distribution election if an election has not previously been made, or amend a previous distribution election to change the time and/or form of payment; provided however, that (i) no such election made in the calendar year 2006 may change payment elections with respect to payments that would have otherwise been received in the calendar year 2006, or to accelerate payments into calendar year 2006 that would not have otherwise been made in 2006; (ii) no such election made in the calendar year 2007 may change payment elections with respect to payments that would have otherwise been received in the calendar year 2007, or to accelerate payments into calendar year 2007 that would not have otherwise been made in 2007; and (iii) no such election made in the calendar year 2008 may change payment elections with respect to payments that would have otherwise been received in the calendar year 2008, or to accelerate payments into calendar year 2008 that would not have otherwise been made in 2008.

6.2 Scheduled In-Service Distributions.
(a) Lump Sum or Installment Payments. A Participant may elect, during the applicable enrollment period and in a manner prescribed by the Committee, to receive all or a portion of the vested portion of his Deferral Account while he is still employed by the Employer in (i) a single lump sum payment, or (ii) annual installment payments over a period of two (2) to five (5) years; provided, however, that a Participant may not elect to receive a scheduled in-service distribution of any portion of his or her Deferral Account attributable to amounts deferred under the Supplemental Plan. If a Participant elects installment payments pursuant to (ii) above, the vested portion of such Participant’s Deferral Account must be at least $25,000 in the aggregate at the time that installment payments would commence in order for such election to be honored; if the vested portion of such Participant’s Deferral Account is less than $25,000, payment shall be made in a lump sum. If no valid distribution election is made to select either a lump sum payment or installments in accordance with this Section 6.2(a), the Participant’s Deferral Account will be distributed in the form of a lump sum payment on the specific in-service date indicated.
The amount of each installment payment shall be equal to the balance remaining in the portion of the Participant’s Deferral Account that is subject to such installment election (as determined immediately prior to each such payment), multiplied by a fraction, the numerator of which is one (1), and the denominator of which is the total number of remaining installment payments. The installment amount shall be adjusted annually to reflect gains and losses, if any, allocated to such Participant’s Deferral Account pursuant to Article 7.
(b) Time of Distribution. A Participant’s election under this Section 6.2 must specify the future year in which the payment of the deferred amounts shall be made (in the case of a lump sum) or commence (in the case of installments), provided that the year in which distributions are to commence is at least two (2) years after the end of the Plan Year in which the applicable compensation is deferred. Scheduled in-service distributions shall commence in January of the year specified in the Participant’s election.
(c) Separate Annual Elections. Any scheduled in-service distribution must be elected separately for each Plan Year for which compensation is deferred. Thus, to elect a scheduled in-service distribution for a future Plan Year’s deferral, a new distribution election must be submitted during the applicable enrollment period for such Plan Year. Once the applicable enrollment period has passed, a scheduled in-service distribution cannot be elected for that Plan Year’s deferral.

(d) Amendment of Election. A Participant may amend his or her election as to the form or timing of a scheduled in-service distribution provided that such amendment (i) must be made in the manner specified by the Committee at least 12 months prior to the date the distribution otherwise would be made (in the case of a lump sum payment) or commence (in the case of installments); (ii) shall not take effect until 12 months after it is made; and (iii) must defer the payment for a minimum of five (5) additional years. The limitation set forth in clauses (ii) and (iii) of this Section 6.2(d) shall only apply to amounts that are earned and/or become vested on or after January 1, 2005, and any earnings attributable thereto, and shall not apply to amounts that were both earned and vested as of December 31, 2004, and any earnings attributable thereto. For purposes of the limitation set forth in clause (iii) of this Section 6.2(d), distributions that are to be paid in installments (as opposed to in a lump sum) shall be treated as a single payment payable on the date the installments are due to commence. Any change in the form or timing of payment may not accelerate distributions to the Participant, except to the extent permitted under Section 409A of the Code without the imposition of the additional tax set forth in Section 409A(a)(1)(B) of the Code.
(e) Termination of Employment or Board Service Prior to Completion of In-Service Distribution. If a Participant’s employment or Board service with the Employer terminates for any reason (including Disability or death) prior to receiving full payment of a scheduled in-service distribution, the balance of the vested portion of such Participant’s Deferral Account shall be paid in the form of a lump sum: (i) with respect to amounts that were both earned and vested as of December 31, 2004, and any earnings attributable thereto, as soon as administratively practicable following the Participant’s termination of employment or Board service, and (ii) with respect to amounts that are earned and/or become vested on or after January 1, 2005, and any earnings attributable thereto, at the time provided for in Section 6.3(d).
Notwithstanding anything in this Section 6.2 to the contrary, if a Participant has elected or is receiving an Interim Distribution (as such term is defined in the Schuler Plan) under the Schuler Plan as of the original effective date of this Plan (i.e., June 15, 2002), the Participant shall receive or shall continue receiving such distribution in accordance with his election under the Schuler Plan; provided, however, installment payments shall not be made for a period longer than five (5) years from the first January 1 following the original effective date of this Plan (i.e., June 15, 2002); any undistributed portion of the Participant’s Deferral Account at the end of such five (5) year period shall be distributed in the form of a lump sum at such time.
6.3 Distributions Following Termination of Employment or Board Service.
(a) Lump Sum or Installment Payments for Amounts Earned and Vested as of December 31, 2004. With respect to amounts that were both earned and vested as of December 31, 2004, and any earnings attributable thereto, within ninety (90) days of a Participant’s termination of employment after attaining Installment Eligibility Age, separation from Board service, or incurring a Disability, the Participant may elect to receive the vested balance credited to that portion of his or her Deferral Account (to the extent not subject to a in-service distribution election under Section 6.2) in (i) a single lump sum payment or (ii) annual installment payments over a period of two (2) to ten (10) years, subject to the payment timing rules set forth in Section 6.3(d). If a Participant is Installment Eligibility Age, separates from Board service, or incurs a Disability and he fails to make a distribution election pursuant to this Section 6.3(a) with respect to amounts that were both earned and vested as of December 31, 2004, and any earnings attributable thereto, within ninety (90) days following his termination of employment, or if the vested balance credited to his Deferral Account is less than $50,000, payment of that portion of the Participant’s Deferral Account shall be made in a single lump sum, subject to the rules set forth in Section 6.3(d). Notwithstanding anything herein to the contrary, with respect to amounts that were both earned and vested as of December 31, 2004, and any earnings attributable thereto, if a Participant’s employment terminates for any reason prior to the date the Participant attains Installment Eligibility Age or incurs a Disability, that portion of such Participant’s Deferral Account shall be paid to the Participant or, in the event of his death, the Participant’s designated beneficiary in a single lump sum payment as soon as administratively feasible following the Participant’s termination of employment (and the timing rules of Section 6.3(d) shall not apply).

The amount of each installment payment under (ii) above shall be equal to the balance remaining in the portion of the Participant’s Deferral Account that is subject to such installment election (as determined immediately prior to each such payment), multiplied by a fraction, the numerator of which is one (1), and the denominator of which is the total number of remaining installment payments. The installment amount shall be adjusted annually to reflect gains and losses, if any, allocated to such Participant’s Deferral Account pursuant to Article 7.
(b) Lump Sum or Installment Payments for Amounts Earned and/or Vested on or after January 1, 2005. As an alternative to electing a scheduled in-service distribution under Section 6.2, with respect to amounts that are earned and/or become vested on or after January 1, 2005, and any earnings attributable thereto, a Participant may elect, during the applicable enrollment period specified in Section 6.1, to receive the vested balance credited to that portion of his or her Deferral Account (to the extent not subject to a in-service distribution election under Section 6.2) following termination of employment or Board service (for any reason, including Disability) in (i) a single lump sum payment or, (ii) annual installment payments over a period of two (2) to ten (10) years, subject to the rules of Section 6.3(d). If a Participant elects installment payments pursuant to (ii) above, the vested portion of such Participant’s Deferral Account must be at least $50,000 in the aggregate at the time that installment payments would commence in order for such election to be honored; if the vested portion of such Participant’s Deferral Account is less than $50,000, payment shall be made in a lump sum. If no valid distribution election is made with respect to amounts that are earned and/or become vested on or after January 1, 2005, and any earnings attributable thereto, to select either a lump sum payment or installments in accordance with this Section 6.3(b), that portion of the Participant’s Deferral Account will be distributed in the form of a lump sum payment, subject to the rules of Section 6.3(d).
Notwithstanding anything herein to the contrary, with respect to amounts that are earned and/or became vested on or after January 1, 2005, and any earnings attributable thereto, if a Participant’s employment terminates for any reason prior to the date the Participant attains Installment Eligibility Age or incurs a Disability, then that portion of such Participant’s Deferral Account shall be paid to the Participant or, in the event of the Participant’s death, the Participant’s designated beneficiary in a single lump sum at the time provided for in Section 6.3(d).
The amount of each installment payment under (ii) above shall be equal to the balance remaining in the portion of the Participant’s Deferral Account that is subject to such installment election (as determined immediately prior to each such payment), multiplied by a fraction, the numerator of which is one (1), and the denominator of which is the total number of remaining installment payments. The installment amount shall be adjusted annually to reflect gains and losses, if any, allocated to such Participant’s Deferral Account pursuant to Article 7.

Any prior elections with respect to retirement or termination of employment made under the Supplemental Plan or Schuler Plan shall be null and void.
(c) Installment Eligibility Age. If a Participant who is an employee elects installment payments pursuant to Section 6.3(a) or (b), such Participant must have reached Installment Eligibility Age in order for such election to be honored, unless such Participant terminates employment on account of Disability. Otherwise, the Participant’s Deferral Account will be paid in the form of a lump sum following termination of employment, subject to the rules of Section 6.3(d). Participants who are members of the Board or Participants who are employees terminating employment on account of Disability may receive installment payments regardless of whether they have reached Installment Eligibility Age. A Participant, who is an employee, must reach Installment Eligible Age to delay distributions until age 62 pursuant to Plan Section 6.3(e), otherwise, the Participant’s Deferral Account will be paid in the form of a lump sum following his or her termination of employment, subject to the rules of Section 6.3(d). Participant who are members of the Board may elect to delay distributions until age 62, regardless of whether they have reached Installment Eligibility Age.
(d) Time of Distribution. Notwithstanding anything herein to the contrary, distribution of such Participant’s Deferral Account shall be made in accordance with the following schedule:
(i)	Except as set forth in Sections 6.2(e) or 6.3(a), with respect to Compensation both earned and vested up to and including December 31, 2004 (and any earnings attributable thereto), if the termination of employment or service occurs after January 1 of any calendar year, but before June 30 of such year, distributions shall commence on July 1 of the calendar year following the year of termination (for example if termination of employment occurs on February 1, 2006, distributions commence on July 1, 2007).
(ii)	Except as set forth in Sections 6.2(e) or 6.3(a), with respect to Compensation both earned and vested up to and including December 31, 2004 (and any earnings attributable thereto), if the termination of employment or service occurs after July 1 of any calendar year, but before December 31 of such year, distributions shall commence on January 1 of the second calendar year following the year of termination (for example if termination of employment occurs on August 1, 2006, distributions commence on January 1, 2008).
(iii)	With respect to Compensation earned or vested on or after January 1, 2005 (and any earnings attributable thereto), if the termination of employment or service occurs after January 1 of any calendar year, but before June 30 of such year, distributions shall commence on January 1 of the calendar year following the year of termination (for example if termination of employment occurs on February 1, 2006, distributions commence on January 1, 2007).

(iv)	With respect to Compensation earned or vested on or after January 1, 2005 (and any earnings attributable thereto), if the termination of employment or service occurs after July 1 of any calendar year, but before December 31 of such year, distributions shall commence on July 1 of the calendar year following the year of termination (for example if termination of employment occurs on August 1, 2006, distributions commence on July 1, 2007).
(e) Delay of Distributions Until Age 62. A Participant can elect or amend his or her election to delay the payment (in the case of a lump sum) or the commencement of payment (in the case of installments) of his or her Deferral Account after termination of employment or Board service to a date no later than the January of the year immediately following his or her attainment of age 62, provided that such election satisfies the rules of Section 6.1, or such amended election meets the requirements for amended elections described in Section 6.2(d) or 6.3(g). An amended election may not accelerate distributions to the Participant, except to the extent permitted under Section 409A of the Code without the imposition of the additional tax set forth in Section 409A(a)(1)(B) of the Code.
(f) Death of Participant. Notwithstanding anything herein to the contrary, if a Participant dies prior to receiving full payment of his or her Deferral Account as elected under this Section 6.3, the balance of the vested portion of such Participant’s Deferral Account shall be paid to the Participant’s beneficiary or other person determined pursuant to Section 7.3 in the form of a lump sum as soon as administratively practicable following the Participant’s death.
(g) Amendment of Election. A Participant may amend his or her election as to the form or timing of a distribution under this Section 6.3, provided that such amendment (i) must be made in the manner specified by the Committee at least 12 months prior to the date the distribution otherwise would be made (in the case of a lump sum payment) or commence (in the case of installments); (ii) shall not take effect until 12 months after it is made; and (iii) must defer the payment for a minimum of five (5) additional years. The limitation set forth in clauses (ii) and (iii) of this Section 6.3(g) shall only apply to amounts that are earned and/or become vested on or after January 1, 2005, and any earnings attributable thereto, and shall not apply to amounts that were both earned and vested as of December 31, 2004, and any earnings attributable thereto. For purposes of the limitation set forth in clause (iii) of this Section 6.3(g), distributions that are to be paid in installments (as opposed to in a lump sum) shall be treated as a single payment payable on the date the installments are due to commence. Any change in the form or timing of payment may not accelerate distributions to the Participant, except to the extent permitted under Section 409A of the Code without the imposition of the additional tax set forth in Section 409A(a)(1)(B) of the Code.

6.4 Nonscheduled In-Service Withdrawals. Notwithstanding any provision of this Plan to the contrary, a Participant may at any time request a lump sum distribution of all or a portion of that portion of his Deferral Account that was both earned and vested as of December 31, 2004, and any earnings attributable thereto. In the event a Participant requests a distribution under this Section 6.4, (i) such Participant will receive a portion of his Deferral Account equal to 90% of the requested distribution, and the remaining 10% of the requested distribution will be forfeited, and (ii) such Participant will be ineligible to participate in the Plan for the remainder of the Plan Year in which the distribution is received and for the immediately following Plan Year. This Section 6.4 shall not apply to amounts that are earned and/or become vested on or after January 1, 2005, and any earnings attributable thereto and Nonscheduled In-Service Withdrawals of such amounts are not permitted.
6.5 Unforeseeable Emergency. The Committee shall have the authority to alter the timing or manner of payment of deferred amounts in the event that the Participant establishes, to the satisfaction of the Committee, that he or she has experienced an unforeseeable emergency. In such event, the Committee may, in its sole discretion, distribute all or a portion of such Participant’s Deferral Account to the Participant without penalty.
For purposes of this Section 6.5, “unforeseeable emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Payment under this Section 6.5 may not be made to the extent such emergency is or may be relieved: (i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets itself would not cause severe financial hardship; and (iii) by cessation of deferrals under the Plan. Distributions of amounts because of an unforeseeable emergency only may be permitted to the extent reasonably necessary to satisfy the hardship and to pay taxes on the distribution. Examples of what are not considered to be unforeseeable emergencies include the need to send a Participant’s child to college or the desire to purchase a home. The Participant’s Deferral Account will be credited with earnings in accordance with the Plan up to the date of distribution.
The Committee shall judge the existence of the unforeseeable emergency. The Committee’s decision in this regard and the manner in which, if at all, the Participant’s future deferral opportunities shall be suspended, and/or the manner in which, if at all, the payment of deferred amounts to the Participant shall be altered or modified, shall be final, conclusive, and not subject to appeal. In the event a Participant receives a distribution under this Section 6.5, then such Participant will be ineligible to participate in the Plan for the remainder of the Plan Year in which the distribution was received.
6.6 Incompetence of Distributee. In the event that it shall be found that a person entitled to receive payment under the Plan (including a designated beneficiary) is a minor or is physically or mentally incapable of personally receiving and giving a valid receipt for any payment due (unless prior claim therefor shall have been made by a duly qualified committee or other legal representative), such payment may be made to any person whom the Committee in its sole discretion determines is entitled to receive it, and any such payment shall fully discharge the Employer, the Company, the Committee and the Plan from any further liability to the person otherwise entitled to payment hereunder, to the extent of such payment.

ARTICLE 7
DEFERRED COMPENSATION ACCOUNTS
7.1 Participants’ Accounts. The Company shall establish and maintain an individual bookkeeping Deferral Account for Employee Contributions. Each Deferral Account shall be credited with Employee Contributions generally within five (5) business days of the applicable payroll deduction, and as provided in Section 7.2. The Employee Contributions held in each Participant’s Deferral Account shall be one hundred percent (100%) vested at all times.
A Participant’s Deferral Account also shall be credited with (i) compensation deferrals, if any, made under the Supplemental Plan or the Schuler Plan, (ii) Matching Contributions and Discretionary Contributions (as those terms are defined in the Schuler Plan) made on the Participant’s behalf under the Schuler Plan, if any, and (iii) deemed earnings credit to such amounts prior to the effective date of this Plan. (These credits are in lieu of the amounts formerly credited under the Supplemental Plan and Schuler Plan, which are being merged into this Plan.) Participants shall be one hundred percent (100%) vested at all times in the compensation deferrals made under the Supplemental Plan or the Schuler Plan credited to their Deferral Accounts. If a Participant’s Deferral Account is credited with Matching Contributions and/or Discretionary Contributions made under the Schuler Plan, the Participant’s vested interest in such contributions shall be determined in accordance with the terms of the Schuler Plan.
7.2 Earnings on Deferred Amounts. A Participant’s Deferral Account shall be credited with earnings (or losses) based on a deemed investment of the Participant’s Deferral Account, as directed by each Participant, which deemed investment shall be in one or more funds among the investment options selected by the Committee from time to time. Deemed earnings (and losses) on a Participant’s Deferral Account shall be based upon the daily unit valuation of the funds selected by such Participant, and shall be credited to a Participant’s Deferral Account on a monthly basis. Deemed earnings (or losses) shall be paid out to a Participant in accordance with the applicable Deferral Election Form. Any portion of a Participant’s Deferral Account which is subject to distribution in installments shall continue to be credited with deemed earnings (or losses) until fully paid out to the Participant.
The Committee reserves the right to change the options available for deemed investments under the Plan from time to time, or to eliminate any such option at any time. A Participant may specify a separate investment allocation with respect to each Deferral Election Form or amended Deferral Election Form. Participants may modify their deemed investment instructions each business day with respect to any portion (whole percentages only) of their Deferral Account; provided they notify the Committee or its designee within the time and in the manner specified by the Committee. Elections and amendments thereto pursuant to this Section 7.2 shall be made in the manner prescribed by the Committee. The Committee reserve the right to credit earnings (or losses) on a basis different from that elected by the Participants.
7.3 Designation of Beneficiary. Each Participant may designate a beneficiary or beneficiaries who, upon the Participant’s death will receive the amounts that otherwise would have been paid to the Participant under the Plan. All designations shall be signed by the Participant, and shall be in such form as prescribed by the Committee. Each designation shall be effective as of the date delivered to the Committee or its designee by the Participant.

Participants may change their beneficiary designations on such form as prescribed by the Committee. The payment of amounts deferred under the Plan shall be in accordance with the last unrevoked written beneficiary designation that has been signed by the Participant and delivered to the Committee or its designee prior to the Participant’s death. Notwithstanding the foregoing, a Participant who is married may not designate a beneficiary other than the Participant’s spouse, unless the spouse consents in writing to such alternate beneficiary designation.
In the event that all the beneficiaries named by a Participant pursuant to this Section 7.3 predecease the Participant, the deferred amounts that would have been paid to the Participant or the Participant’s beneficiaries shall be paid to the Participant’s estate.
In the event a Participant does not designate a beneficiary, or for any reason such designation is ineffective, in whole or in part, the amounts that otherwise would have been paid to the Participant or the Participant’s beneficiaries under the Plan shall be paid to the Participant’s estate.
ARTICLE 8
TRUST
Nothing contained in this Plan shall create a trust of any kind or a fiduciary relationship between the Employer and any Participant. Nevertheless, the Employer may establish one or more trusts, with such trustee(s) as the Committee may approve, for the purpose of providing for the payment of deferred amounts and earnings thereon. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Employer’s general creditors upon the bankruptcy or insolvency of the Employer.
ARTICLE 9
CHANGE IN CONTROL
9.1 Trust and Trustees. Upon the occurrence of a Change in Control, the trust or trusts that may be established by the Employer pursuant to Article 8 shall become irrevocable and the Employer shall not thereafter be permitted to remove, terminate, or change the trustee(s) without the prior written consent of the majority of the Participants, with weighted voting as measured by their account balances.
9.2 Advanced Funding. No later than 30 days after a Change in Control occurs, the Employer shall make a contribution to the trust or trust(s) established pursuant to Article 8 to the extent required to fully fund all benefits that are or may become payable under the Plan, assuming for purposes of this calculation that all Participants retire with 100% vesting, and to fund in advance all administrative, legal, and other costs of maintaining the Plan, in an amount no less than $125,000. No later than December 31 of each Plan Year thereafter, the Employer shall make such additional contributions to the trust or trusts to fully fund the additional benefits that may become payable to Participants or beneficiaries under the Plan and the additional administrative, legal, and other Plan expenses.
9.3 Amendment and Termination. After the occurrence of a Change in Control, the Employer may not amend the Plan without the prior approval of a majority of the Participants. After a Change in Control, the Employer may not terminate the Plan until either (i) all benefits have been paid in full, or (ii) the majority of the Participants approve the same. For purposes hereof, Participants’ votes shall be weighted based on their relative Plan account balances.

ARTICLE 10
RIGHTS OF PARTICIPANTS
10.1 Contractual Obligation. The Plan shall create an unfunded, unsecured contractual obligation on the part of the Employer to make payments from the Participants’ Deferral Accounts when due. Payment of Deferral Account balances shall be made out of the general assets of the Employer or from the trust or trusts referred to in Article 8 above.
10.2 Unsecured Interest. No Participant or party claiming an interest in deferred amounts of a Participant shall have any interest whatsoever in any specific asset of the Employer. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Employer. Each Participant, by participating hereunder, agrees to waive any priority creditor status for wage payments with respect to any amounts due hereunder. The Employer shall have no duty to set aside or invest any amounts credited to Participants’ Deferral Accounts under this Plan. Accounts established hereunder are solely for bookkeeping purposes and the Employer shall not be required to segregate any funds based on such Accounts.
10.3 Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Employer to terminate a Participant’s employment at any time, or confer upon any Participant any right to continue in the employ of the Employer.
ARTICLE 11
WITHHOLDING OF TAXES
The Employer shall have the right to require Participants to remit to the Employer an amount sufficient to satisfy federal, state, and local withholding tax requirements, or to deduct from all payments made pursuant to the Plan (or from a Participant’s other Compensation) amounts sufficient to satisfy withholding tax requirements. Employment taxes with respect to amounts deferred hereunder shall be payable in accordance with Code section 3121(v)(2) and may be withheld from a Participant’s Compensation even if due prior to the time of a distribution hereunder. The Employer makes no representations, warranties, or assurances and assumes no responsibility as to the tax consequences of this Plan or participation herein.
ARTICLE 12
AMENDMENT AND TERMINATION
Subject to Article 9, the Employer reserves the right to amend or modify the Plan (in whole or in part) at any time by action of the Board or the Committee, with or without prior notice. To the extent permitted under Code Section 409A without imposition of the additional tax set forth in Section 409A(a)(1)(B), and subject to Article 9, the Board or Committee may terminate the Plan (in whole or in part) at any time, with or without prior notice. Except as described below in this Article 12, no such amendment or termination shall in any material manner adversely affect any Participant’s rights to any amounts already deferred or credited hereunder or deemed earnings thereon, up to the point of amendment or termination, without the consent of the Participant.

To the extent permitted under Section 409A of the Code without imposition of the additional tax set forth in Section 409A(a)(1)(B) of the Code, the Board may terminate the Plan and commence termination payout for all or certain Participants, or remove certain Employees as Participants, if it is determined by the United States Department of Labor or a court of competent jurisdiction that the Plan constitutes an employee pension benefit plan within the meaning of section 3(2) of ERISA that is not exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA, or if the IRS otherwise taxes amounts deferred prior to their scheduled payment date. If payout is commenced pursuant to the operation of this Article 12, the payment of deferred amounts and earnings thereon shall be made in the manner selected by each Participant under Section 6.2 herein (other than the commencement date), as if the Participant had attained Installment Eligibility Age.
ARTICLE 13
MISCELLANEOUS
13.1 Notice. Any notice or filing required or permitted to be given to the Employer under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail to the D.R. Horton Deferred Compensation Plan Committee, and if mailed, shall be addressed to the principal executive offices of the Employer. Notice mailed to a Participant shall be at such address as is given in the records of the Employer. Notices to the Employer shall be deemed given as of the date of delivery. Notice to a Participant or beneficiary shall be deemed given as of the date of hand delivery, or if delivery is made by mail, three (3) days following the postmark date.
13.2 Nontransferability. Except as provided in Section 7.3 and this Section 13.2, Participants’ rights to deferred amounts and earnings credited thereon under the Plan may not be sold, transferred, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, or pursuant to a domestic relations order, nor shall the Employer make any payment under the Plan to any assignee or creditor of a Participant.
13.3 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
13.4 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.
13.5 Costs of the Plan. All costs of implementing and administering the Plan shall be borne by the Employer.
13.6 Successors. All obligations of the Employer under the Plan shall be binding on any successor to the Employer, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Employer.
13.7 Applicable Law. Except to the extent preempted by applicable federal law, the Plan shall be governed by and construed in accordance with the laws of the state of Texas.

ARTICLE 14
ADMINISTRATIVE INFORMATION
14.1 Plan Sponsor and Administrator. The Plan described herein is sponsored by:
D.R. Horton, Inc.
301 Commerce Street
Suite 500
Fort Worth, Texas 76102
The Company is the plan administrator and named fiduciary. Prior to a Change in Control, the Company has been granted complete fiduciary discretion and authority to administer, operate, and interpret the Plan and make final decisions on such issues as eligibility, payment of benefits, claims, and claims appeals, unless such decisions have been delegated to another party. However, many day-to-day questions can be answered by the Benefits Department.
The agent for the service of legal process for the Plan is the Company.
14.2 Plan Type and Plan Year. Documents and reports for the Plan are filed with the United States Internal Revenue Service and the Department of Labor under Employer Identification Number: 75-2386963.
The official Plan name is the D.R. Horton Deferred Compensation Plan, which, for government purposes, is intended to be an unfunded pension plan maintained by an employer for a select group of management or highly compensated employees. Plan records are maintained on an annual basis and December 31 is the end of the plan year.
14.3 Plan Funding. The Plan is unfunded and unsecured and benefits are paid solely from the Employer’s general assets.
ARTICLE 15
ERISA RIGHTS
Certain rights and protections are provided to Plan participants under the Employee Retirement Income Security Act of 1974 (ERISA). These ERISA rights include the following:
(a)	Any Plan participant may contact the Benefits Department to examine all Plan documents without charge. These may include the Plan descriptions and all other documents filed with the United States Department of Labor.
(b)	Copies of Plan documents and other information may be obtained by writing to the Committee. A reasonable charge may be assessed for these copies.

(c)	Each Plan participant has the right to receive a written summary of the Plan’s annual financial reports, if any. However, this type of plan is not required to have either an annual financial report or a summary annual report.
(d)	An employee may not be discharged or discriminated against to prevent his obtaining a benefit or exercising his ERISA rights.
(e)	If a claim for a benefit is denied, in whole or in part, a written explanation from the Committee or a delegated representative will be provided. Each participant has the right to have the plan administrator review and reconsider any denied claim.
The named fiduciary for this Plan is the Company.
Under certain circumstances, outside assistance may be necessary to resolve disputes between a Participant and Plan officials. For example:
(a)	If a claim for benefits is denied or ignored, in whole or in part, after a final review, the claim may be submitted to binding arbitration (or, after a Change in Control, to either arbitration or a court, at the Participant’s election).
(b)	If a participant is discriminated against for pursuing a benefit or exercising his ERISA rights, the participant may seek help from the United States Department of Labor or file an arbitration claim (or, after a Change in Control, either an arbitration claim or a lawsuit, at the Participant’s election).
For further information about this statement or about ERISA rights, contact the Benefits Department. Or, you may contact the nearest area office of the Employee Benefits Security Administration, United States Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

IN WITNESS WHEREOF, D.R. Horton, Inc. has caused this document to be executed by its duly authorized officer on this 10th day of December, 2008, effective as of the date set forth above.

D.R. HORTON, INC.
By:	/s/ Donald J. Tomnitz
Its: Vice Chairman, President and
Chief Executive Officer